Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Eastern Bankshares, Inc. (the “Company”) and Cambridge Bancorp (“Cambridge”) as an acquisition by the Company of Cambridge. The merger agreement provided that each holder of Cambridge common stock receive 4.956 shares of the Company’s common stock for each share of Cambridge common stock held. The transaction qualifies as a tax-free reorganization for federal income tax purposes and provided Cambridge shareholders with a tax-free exchange for the Company’s common stock consideration they received in the merger. The Company issued approximately 38.9 million shares of its common stock in the merger.
The following unaudited pro forma condensed financial information reflects the statements of income for the three months ended March 31, 2024, and for the year ended December 31, 2023, as if the merger of Cambridge into the Company had occurred on January 1, 2023. The unaudited pro forma condensed balance sheet as of March 31, 2024, assumes that the merger of Cambridge into the Company occurred as of March 31, 2024.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition of Cambridge by the Company under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of Cambridge were recorded by the Company at their respective fair values as of July 12, 2024, the date the merger was completed.
The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of the Company and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s 2023 10-K, and the historical unaudited condensed consolidated financial statements of the Company and the related notes included in the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2024 and (ii) the historical audited consolidated financial statements of Cambridge and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Cambridge’s Annual Report on Form 10-K for the year ended December 31, 2023, and the historical unaudited consolidated financial statements of Cambridge and the related notes included in Cambridge’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2024.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by the Company in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2024

			Transaction Accounting Adjustments
	Historical Eastern Bankshares, Inc.	Historical Cambridge	Reclassification Adjustments (Note 2)	Pro forma Adjustments (Note 4)	Note 4	Pro forma Condensed Combined
	(In thousands)
ASSETS
Cash and due from banks	$739,018	$29,705	$290	$—		$769,013
Investment securities	4,731,418	1,073,840	—	(158,906)	A	5,646,352
Loans	14,058,004	3,994,749	(114)	(277,036)	B	17,775,603
Allowance for loan losses	(149,190)	(39,347)	—	(57,382)	C	(245,919)
Net loans	13,908,814	3,955,402	(114)	(334,418)		17,529,684
FHLB stock	5,879	24,291	—	—		30,170
Premises and equipment	59,790	20,858	—	3,605	D	84,253
Bank-owned life insurance	165,734	35,471	—	—		201,205
Goodwill and other intangibles, net	565,701	70,866	—	427,656	E	1,064,223
Other assets	998,450	163,407	(293)	78,401	F	1,239,965
Total assets	$21,174,804	$5,373,840	$(117)	$16,338		$26,564,865
LIABILITIES AND EQUITY
Deposits	$17,666,733	$4,185,382	$(4,723)	$(1,590)	G	$21,845,802
Borrowed funds	52,754	546,405	4,822	—		603,981
Other liabilities	502,486	106,457	(216)	(26,402)	H	582,325
Total liabilities	18,221,973	4,838,244	(117)	(27,992)		23,032,108
Shareholders’ equity
Common stock	1,769	7,846	—	(7,457)	I	2,158
Additional paid in capital	1,669,133	294,294	—	285,904	J	2,249,331
Unallocated common shares held by the Employee Stock Ownership Plan	(131,512)	—	—	—		(131,512)
Retained earnings	2,068,315	252,124	—	(252,785)	K	2,067,654
Accumulated other comprehensive income, net of tax	(654,874)	(18,668)	—	18,668	L	(654,874)
Total shareholders’ equity	2,952,831	535,596	—	44,330		3,532,757
Total liabilities and shareholders’ equity	$21,174,804	$5,373,840	$(117)	$16,338		$26,564,865
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2024

			Transaction Accounting Adjustments
Three Months Ended March 31, 2024	Historical Eastern Bankshares, Inc.	Historical Cambridge	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$169,981	$50,522	$14,695	A	$235,198
Taxable interest and dividends on investment securities	23,373	4,661	290	B	28,324
Non-taxable interest and dividends on investment securities	1,437	511	—		1,948
Interest on federal funds sold and other short-term investments	7,820	100	—		7,920
Total interest and dividend income	202,611	55,794	14,985		273,390
Interest expense:
Interest on deposits	72,458	23,330	134	C	95,922
Interest on borrowings	253	5,851	—	D	6,104
Total interest expense	72,711	29,181	134		102,026
Net interest income	129,900	26,613	14,851		171,364
Provision for allowance for loan losses	7,451	125	—		7,576
Net interest income after provision for loan losses	122,449	26,488	14,851		163,788
Noninterest income:
Service charges on deposit accounts	7,508	811	—		8,319
Trust and investment advisory fees	6,544	8,715	—		15,259
Debit card processing fees	3,247	360	—		3,607
Other	10,393	1,139	—		11,532
Total noninterest income	27,692	11,025	—		38,717
Noninterest expense:
Salaries and employee benefits	64,471	17,322	(3)	J	81,790
Office occupancy and equipment	9,184	3,577	(280)	J, K	12,481
Data processing	16,509	2,824	(865)	J	18,468
Professional services	3,512	825	(787)	J	3,550
FDIC insurance	2,285	795	—		3,080
Other	5,241	2,916	6,599	F, G, J	14,756
Total noninterest expense	101,202	28,259	4,664		134,125
Income before income tax expense	48,939	9,254	10,187		68,380
Income tax expense	10,292	2,366	2,822	H	15,480
Net income	$38,647	$6,888	$7,365		$52,900
Basic earnings per share	$0.24	$0.88			$0.26
Diluted earnings per share	$0.24	$0.87			$0.26
Basic weighted average shares	162,863,540	7,835,273	31,052,982	I	201,751,795
Diluted weighted average shares	163,188,410	7,865,193	31,023,062	I	202,076,665
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2023

			Transaction Accounting Adjustments
Year Ended December 31, 2023	Historical Eastern Bankshares, Inc.	Historical Cambridge	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$652,095	$195,038	$54,637	A	$901,770
Taxable interest and dividends on investment securities	101,233	19,589	1,343	B	122,165
Non-taxable interest and dividends on investment securities	5,736	2,215	—		7,951
Interest on federal funds sold and other short-term investments	37,395	722	—		38,117
Total interest and dividend income	796,459	217,564	55,980		1,070,003
Interest expense:
Interest on deposits	226,075	84,965	473	C	311,513
Interest on borrowings	19,975	12,763	—	D	32,738
Total interest expense	246,050	97,728	473		344,251
Net interest income	550,409	119,836	55,507		725,752
Provision for allowance for loan losses	20,052	904	40,899	E	61,855
Net interest income after provision for loan losses	530,357	118,932	14,608		663,897
Noninterest income:
Service charges on deposit accounts	28,631	3,345	—		31,976
Trust and investment advisory fees	24,264	33,004	—		57,268
Debit card processing fees	13,469	1,728	—		15,197
Losses on sales of securities available for sale, net	(333,170)	—	—		(333,170)
Losses on sales of commercial and industrial loans	(2,738)	—	—		(2,738)
Other	31,791	4,623	—		36,414
Total noninterest (loss) income	(237,753)	42,700	—		(195,053)
Noninterest expense:
Salaries and employee benefits	253,037	69,806	9,901	J	332,744
Office occupancy and equipment	35,992	14,454	(860)	J, K	49,586
Data processing	55,308	10,313	(584)	J	65,037
Professional services	17,385	3,675	1,102	J	22,162
FDIC insurance	21,874	2,835	—		24,709
Other	35,006	14,140	28,934	F, G, J	78,080
Total noninterest expense	418,602	115,223	38,493		572,318
(Loss) income before income tax (benefit) expense	(125,998)	46,409	(23,885)		(103,474)
Income tax (benefit) expense	(63,309)	12,300	(6,616)	H	(57,625)
Net (loss) income (refer to Note 6 for discontinued operations)	$(62,689)	$34,109	$(17,269)		$(45,849)
Basic (loss) earnings per share	$(0.39)	$4.35			$(0.23)
Diluted (loss) earnings per share	$(0.39)	$4.34			$(0.23)
Basic weighted average shares	162,293,020	7,828,316	31,059,939	I	201,181,275
Diluted weighted average shares	162,403,097	7,843,482	31,044,773	I	201,291,352
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

EASTERN BANKSHARES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 and for the year ended December 31, 2023 combine the historical consolidated income statements of the Company and Cambridge, giving effect to the merger as if it had been completed on January 1, 2023. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2024 combines the historical consolidated balance sheets of the Company and Cambridge, giving effect to the merger as if it had been completed on March 31, 2024.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving the Company and Cambridge under the acquisition method of accounting with the Company treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of Cambridge, as of the effective time of the merger, were recorded by the Company at their respective fair values, and the excess of the merger consideration over the fair value of Cambridge’s net assets was allocated to goodwill.
The merger agreement provided for each holder of Cambridge common stock to receive 4.956 shares of the Company’s common stock for every one share of Cambridge common stock held. The transaction qualifies as a tax-free reorganization for federal income tax purposes and provided Cambridge shareholders with a tax-free exchange for the Company’s common stock consideration they received in the merger. The Company issued approximately 38.9 million shares of its common stock in the merger.
2. Reclassification Adjustments
Subsequent to the Company’s acquisition of Cambridge, management performed a detailed review of Cambridge’s accounting policies. In connection with that review, differences were identified between the Company’s accounting policies and Cambridge’s accounting policies. Accordingly, reclassification adjustments were identified and recorded. Included in such adjustments was a reclassification of escrow deposits of $4.8 million, which was reclassified from deposits, as reflected in Cambridge’s historical financial statements, to escrow deposits of borrowers, a component of other borrowings. In addition, securities classified as held-to-maturity by Cambridge were reclassified to available-for-sale upon acquisition, reflecting management’s intent with respect to such securities.
3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the preliminary purchase price consideration:

As of July 12, 2024
(In thousands)
Total purchase consideration	$580,593

Cambridge Net Assets at Fair Value
Assets
Cash and deposits	24,885
Investments	883,021
Loans	3,596,275
Premises and equipment	23,417
Bank owned life insurance	35,676
Other intangible assets	141,200
Other assets	236,387
Total assets	4,940,861
Liabilities and Equity
Deposits	3,873,717
Borrowings	785,633
Other liabilities	58,240
Total liabilities	4,717,590
Net assets acquired	223,271
Preliminary goodwill	$357,322
4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 27.70% tax rate, which represents the Company’s combined federal and state statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based upon preliminary assumptions and valuations, which are subject to change.
A.Adjustment to securities classified as held-to-maturity (“HTM”) by Cambridge to reflect the estimated fair value of the acquired investment securities. HTM securities were reclassified to available-for-sale upon acquisition.
B.Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the allowance for loan losses gross-up for the estimate of lifetime credit losses for purchased credit-deteriorated (“PCD”) loans.
C.Adjustments to the allowance for loan losses include the following:

Reversal of historical Cambridge’s allowance for loan losses	$39,347
Increase in allowance for loan losses for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans	(55,830)
“Day-1” Provision for estimate of lifetime credit losses on non-PCD loans	(40,899)
$(57,382)
D.Adjustment to property and equipment to reflect the estimated fair value of acquired properties.
E.Adjustment to eliminate historical Cambridge goodwill and other intangible assets of $70.9 million, to establish $357.3 million of goodwill for the amount of consideration paid in excess of fair value of assets received over liabilities assumed, and to record $141.2 million of other intangible assets comprised of a core deposit intangible, a customer list intangible and a trade name intangible.
F.Net adjustment to other assets of $78.4 million reflects the elimination of certain Cambridge historical other assets, primarily comprised of right-of-use assets, fair value adjustments for deferred taxes related to acquisition accounting adjustments, and the adjustment of deferred taxes related to the “day-1” provision for non-PCD acquired loans.
G.Adjustment to deposits to reflect the estimated fair value of certificates of deposits.
H.Adjustment to other liabilities to reflect the estimated fair value of assumed employee post-retirement liabilities and to eliminate Cambridge historical lease liabilities and reserve for off-balance sheet commitments.
I.Adjustments to common stock to eliminate Cambridge common stock and record the issuance of 38,888,255 shares of the Company’s common stock at its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Par value of common stock issued:
Shares issued	38,888,255
Par value	$0.01
Amount issued	$389
Elimination of Cambridge common stock	(7,846)
Net adjustment	$(7,457)
J.Adjustment to additional paid in capital to eliminate Cambridge additional paid in capital and to record the issuance of 38,888,255 shares of the Company’s common stock at its share price as of the close of business on July 12, 2024 of $14.86, closing price on the day prior to the announcement of the merger, less its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Market price of common stock issued, net of par value
Shares issued	38,888,255
Share price, net of par value	14.86
Amount issued	577,879
Elimination of Cambridge additional paid in capital	(294,294)
Recognition of pre-merger service credit for restricted share unit awards converted to awards of the Company at merger date	3,030
Valuation adjustment of unvested restricted share awards converted to awards of the Company at merger	(711)
Net adjustment	$285,904
K.Adjustment to eliminate Cambridge retained earnings and to record the “day-1” provision for loan losses, net of tax, on non-PCD acquired loans of $29.6 million.
L.Adjustment to eliminate Cambridge accumulated comprehensive loss.
5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements.
A.Net adjustments to interest income of $14.7 million and $54.6 million for the three-month period ended March 31, 2024 and the year ended December 31, 2023, respectively, to eliminate Cambridge net accretion of deferred fees and costs and record the estimated accretion of the net discount on acquired loans.
B.Net adjustments to interest income of $0.3 million and $1.3 million for the three-month period ended March 31, 2024 and the year ended December 31, 2023, respectively, to eliminate Cambridge net amortization of security premiums and to record the estimated accretion of the discount on acquired investment securities. All acquired securities were sold immediately following the closing of merger. As such, no premium or discount was recorded with respect to such investments.
C.Adjustment to interest expense on deposits of $0.1 million and $0.5 million for the three-month period ended March 31, 2024 and the year ended December 31, 2023, respectively, to record the estimated amortization of the deposit discount on acquired certificates of deposit.
D.No discount was recorded related to assumed FHLB advances as such borrowings were overnight borrowings.
E.Adjustment to record the provision for allowance for loan losses related to non-PCD acquired loans of $41.0 million for year ended December 31, 2023.
F.Net adjustments to other noninterest expense of $0.1 million and $0.4 million for the three-month period ended March 31 2024 and the year ended December 31, 2023, respectively, to reflect the elimination of Cambridge’s historical amortization of mortgage servicing rights and record the estimated amortization of acquired mortgage servicing rights.
G.Adjustment to other noninterest expense to eliminate Cambridge’s historical amortization expense related to its core deposit intangible and to reflect estimated amortization of acquired core deposit intangible, customer list intangible and trade name intangible of $6.6 million and $26.5 million for the three-month period ended March 31 2024 and the year ended December 31, 2023, respectively. The core deposit intangible, customer list intangible, and trade name intangible were assumed to be amortized on a cash flow-weighted basis over 7 years, 11 years and 5 years, respectively, for purposes of determining the adjustment.
H.Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 27.70%.
I.Adjustment to weighted-average shares of the Company’s common stock outstanding to eliminate weighted-average shares of Cambridge common stock outstanding and to reflect the estimated number of share issued of the Company’s common stock to holders of Cambridge’s common stock of 38.9 million which was determined using an exchange ratio of 4.956.
J.Adjustment to eliminate merger-related expenses totaling $1.8 million and $5.5 million for the three-month period ended March 31 2024 and the year ended December 31, 2023, respectively, to record estimated remaining merger-related expenses not yet incurred at the closing of the merger of $16.1 million, and to record the “day-1” provision for the reserve for off-balance sheet commitments of $1.9 million for the year ended December 31, 2023.
K.Net adjustment to occupancy expense to eliminate Cambridge fixed asset depreciation, record expected depreciation based upon estimated fair value and useful lives, and to record expected accretion of the estimated fair value mark related to assumed leases which totals $0.3 million and $1.0 million in net accretion for the three months ended March 31, 2024 and the year ended December 31, 2023, respectively.
6. Discontinued Operations
On September 19, 2023, the Company entered into an asset purchase agreement in which Arthur J. Gallagher & Co. (“Gallagher”) agreed to purchase substantially all of Eastern Insurance Group’s assets for cash consideration and to assume certain liabilities. On October 31, 2023, the Company completed its sale of its insurance agency business to Gallagher. The historical results of operations of the Company within the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2023 exclude the results of discontinued operations which amounted to $294.9 million and represented substantially all of the historical results of our previously reported insurance agency business segment during such period.